As filed with the Securities and Exchange Commission on July 2, 2008

Registration No. 333-146395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LeMaitre Vascular, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-2825458

(I.R.S. Employer Identification No.)

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

(Address of Principal Executive Offices) (Zip Code)

LeMaitre Vascular, Inc. 401(k) Plan

(Full Title of the Plan)

George W. LeMaitre Chairman and Chief Executive Officer LeMaitre Vascular, Inc. 63 Second Avenue Burlington, Massachusetts 01803 (Name and Address of Agent for Service)	Copies to: Michael H. Bison, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

(781) 221-2266

(Telephone Number, Including Area Code, of Agent For Service.)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

LeMaitre Vascular, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Post-Effective Amendment”) in connection with certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that were originally registered pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 28, 2007, File No. 333-146395 (the “Registration Statement”) to be offered or sold under the LeMaitre Vascular, Inc. 401(k) Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covered an indeterminate amount of interests to be offered or sold pursuant to the Plan. This Post-Effective Amendment No. 1 is being filed to deregister all shares of Common Stock that were covered by the Registration Statement but which have not been purchased under the Plan, and to remove from registration such indeterminate amount of Plan interests that remain unissued under the Plan.

Accordingly, the Registrant hereby withdraws from registration under the Registration Statement, all remaining shares of Common Stock that have not been and will not be sold under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on July 2, 2008.

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre
George W. LeMaitre Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ George W. LeMaitre George W. LeMaitre	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2008

/s/ David B. Roberts David B. Roberts	President and Director	July 2, 2008

/s/ George D. LeMaitre George D. LeMaitre	Director	July 2, 2008

/s/ Cornelia W. LeMaitre Cornelia W. LeMaitre	Director	July 2, 2008

/s/ Lawrence J. Jasinski Lawrence J. Jasinski	Director	July 2, 2008

/s/ David N. Gill David N. Gill	Director	July 2, 2008

/s/ William N. Thorndike, Jr. William N. Thorndike, Jr.	Director	July 2, 2008

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